EXHIBIT 2-A

             AMENDMENT TO RECAPITALIZATION AGREEMENT

     THIS AMENDMENT TO RECAPITALIZATION AGREEMENT dated as of June 26, 1998 (the "Amendment"), among ROMACORP, INC., a Delaware corporation ("Company"), NPC INTERNATIONAL, INC., a Kansas corporation ("NPC"), NPC RESTAURANT HOLDINGS, INC., a Delaware corporation and wholly-owned subsidiary of NPC ("Holdings," and collectively with NPC, "NPC Group"), and SENTINEL CAPITAL PARTNERS, L.P., a Delaware limited partnership ("Investor").

                       W I T N E S S E T H:

     WHEREAS, the parties hereto entered into a Recapitalization
Agreement, dated April 24, 1998 (the "Agreement") (capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement); and

     WHEREAS, the parties desire to amend the Agreement to (i) reflect a change in the percentage of the equity of the Company and the cash consideration to be retained or received, as the case may be, by Holdings pursuant to the Recapitalization, and
(ii) implement certain other changes agreed upon by the parties.

     NOW, THEREFORE, for good, valid and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Amendment of Preamble. (a) The second "WHEREAS" clause of the Agreement is hereby amended by deleting it in its entirety and substituting in lieu thereof the following new clause:

          WHEREAS, Investor will contribute the Equity Purchase Price (as defined below) to the Company in exchange for shares of the Company Common Stock and such other securities of the Company (collectively, the "Purchase Shares") as Investor shall request pursuant to this Agreement (such purchase, the "Stock Purchase"); provided that the Investor shall hold 80% of the Company Common Stock and Designated Preferred Stock, if any, outstanding after the Recapitalization (without taking into account any potential dilution pursuant to the pool of management options);

          (a) The fourth "WHEREAS" clause of the Agreement is hereby amended by deleting it in its entirety and substituting in lieu thereof the following new clause:

          WHEREAS, the parties hereto desire that, immediately after the Stock Purchase and the Rule 144A Offering, the Company shall redeem from Holdings, shares (the "Redemption Shares") of Company Common Stock in exchange for the Redemption Price (such redemption, the "Stock Redemption") and Holdings shall retain shares of Company Common Stock and other securities such that immediately after the Closing
     Holdings shall own 20% of the Company Common Stock and Designated Preferred Stock, if any, outstanding after the Recapitalization (without taking into account any potential dilution pursuant to the pool of management options);

     2. Amendment of Section 1.2. Section 1.2 of the Agreement is hereby amended by deleting it in its entirety and substituting in lieu thereof the following new Section 1.2:

          1.2 Sale of Company Common Stock. At 11:59 p.m. on the Effective Date, subject to the terms and conditions of this Agreement, the Company shall issue to Investor, and Investor shall purchase, shares of Company Common Stock, or, upon the request of Investor, a combination of Company Common Stock and preferred stock of the Company having rights, preferences and designations requested by Investor ("Designated Preferred Stock"), for an aggregate purchase price of $27,000,000 (the "Equity Purchase Price"); provided that this Section 1.2, in conjunction with Section 1.3, shall result in Investor owning 80% of the Company Common Stock and Designated Preferred Stock, if any, outstanding immediately following the Recapitalization; provided further that any transfer pursuant to this Section 1.2 to the Investor of shares of Company Common Stock or Designated Preferred Stock, shall be made with certificates which shall be delivered on the Closing Date.

     3. Amendment of Section 1.3. Section 1.3 of the Agreement is hereby amended by deleting it in its entirety and substituting in lieu thereof the following new Section 1.3:

          1.3 Stock Redemption. At the 11:59 p.m. on the Effective Date, subject to the terms and conditions set forth in this Agreement, Holdings agrees that it shall offer for redemption, and the Company shall redeem from Holdings, the Redemption Shares. The price (the "Unadjusted Redemption Price") which the Company shall pay to Holdings for the Redemption Shares shall equal $101,000,000. In the event that the Company issues to Investor shares of Designated Preferred Stock pursuant to Section 1.2, a number of the shares of Company Common Stock held by Holdings after taking effect of the redemption described in this
     Section 1.3 shall be converted or exchanged for shares of Designated Preferred Stock so that Holdings will have the same ratio of shares of Company Common Stock to shares of Designated Preferred Stock as Investor has immediately after any issuance pursuant to Section 1.2; provided that this
     Section 1.3, in conjunction with Section 1.2, shall result in Holdings owning 20% of the Company Common Stock and Designated Preferred Stock, if any, outstanding immediately following the Recapitalization; provided further that any transfer pursuant to this Section 1.3 to the Company or Holdings of shares of Company Common Stock or Designated Preferred Stock, shall be made with certificates which shall be delivered on the Closing Date. At or immediately following the Closing, the Company will pay Adjustment Liabilities which will not exceed $1,300,000, and the Unadjusted Redemption Price shall not be reduced by such Adjustment Liabilities.

     4. Amendment of Section 1.5. Section 1.5 of the Agreement is hereby amended by deleting it in its entirety and substituting in lieu thereof the following new Section 1.5:

          1.5 Purchase and Sale of Real Estate. The Company and Investor acknowledge that NPC Group has since December 21, 1997, acquired the real estate described on Schedule 1.5, and following the date hereof, may acquire certain other real estate (subject to Section 5.7.2(xi)), in each case which is intended to be used for the benefit of the Company. Accordingly, NPC Group shall transfer to the Company or its designees and the Company or its designees shall accept the real estate identified on Schedule 1.5 (other than the Lewisville, Texas, and Jacksonville, Florida real estate identified on Schedule 1.5), and the buildings, fixtures and equipment located thereon, no later than the time the store to be located thereon is to be opened (but in no event later than nine (9) months after the Closing), for cash consideration equal to the total cost thereof to NPC Group including reasonable closing costs, broker fees and costs, appraisals, environmental audits, recording and filing fees, reasonable attorneys fees and all other reasonable costs, fees and expenses incurred in connection with or as a result of the purchase of such real estate and any construction of any related buildings, fixtures and equipment. Investor shall receive copies of any and all diligence materials, including, but not limited to, copies of any and all appraisals and environmental audits, at least thirty (30) days prior to the expiration of any diligence period contingency or other contingency period referenced in the purchase contracts for such real estate.

     5. Deletion of Section 1.6. Section 1.6 of the Agreement is hereby deleted and shall be of no further force and effect.

     6. Amendment of Section 9.1. Section 9.1 of the Agreement is hereby amended by deleting it in its entirety and substituting in lieu thereof the following new Section 9.1:

          9.1 Time and Place. On the terms and subject to the conditions of this Agreement, the Closing shall take place at the offices of Kirkland & Ellis, located at Citicorp Center, 153 East 53rd Street, New York, New York 10022-4675 at 10:00 a.m. local time on Tuesday, June 30, 1998 (the "Closing Date") provided that all of the conditions precedent set forth in Article 8 have been satisfied or waived by the appropriate Party (or, with respect to conditions to be satisfied on the Closing Date, the appropriate Party has given reasonable assurances to the other Parties that such conditions will be satisfied or waived on the designated date) or at such other time and place as the Parties shall agree upon in writing. The Closing shall be effective as of 11:59 p.m. on June 28, 1998 (the "Effective Date").

     7. Fees. The parties agree that Investor shall not be entitled, and shall not receive, a fee for the successful consummation of the transactions contemplated by the Agreement, as amended hereby. After the Closing, Investor shall be entitled to receive an annual fee from the Company, for management services rendered, in the amount of $300,000 for each of the first two years and in the amount of $500,000 for each year thereafter, in either case payable as determined by Investor.

     8. Continuing Force and Effect. Except to the extent expressly amended by this Amendment, each of the terms and conditions of the Agreement shall continue in full force and effect.

     9.   Amendments to the Stockholders Agreement. The
Stockholders Agreement attached hereto as Exhibit A shall replace
Exhibit B to the Agreement in its entirety.

     10.  Amendments to Schedule 1.4.1. Schedule 1.4.1 of the
Agreement shall be replaced by the Schedule 1.4.1 attached hereto as Exhibit B.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

                              ROMACORP, INC.


                              By: /s/ Troy Cook
                                   Name: Troy Cook
                                   Title: Vice-President


                              NPC INTERNATIONAL, INC.


                              By: /s/ Troy Cook
                                   Name: Troy Cook
                                   Title: Vice-President


                              NPC RESTAURANT HOLDINGS, INC.


                              By: /s/ Troy Cook
                                   Name: Troy Cook
                                   Title: Vice-President

                              SENTINEL CAPITAL PARTNERS, L.P.

                              By   Sentinel Partners, L.P.
                              Its: General Partner

                              By:  Sentinel Partners, Inc.
                              Its: General Partner


                              By: /s/ David Lobel
                                   Name: David Lobel
                                   Title: President

                                                        EXHIBIT A


                      STOCKHOLDERS AGREEMENT

          STOCKHOLDERS AGREEMENT dated as of July 1, 1998, by and among Roma Restaurant Holdings, Inc. (formerly known as Romacorp, Inc.), a Delaware corporation (the "Company"), Sentinel Capital Partners, L.P., a Delaware limited partnership ("Sentinel"), Sentinel Capital Partners II, L.P., a Delaware limited partnership ("Sentinel II"), Omega Partners, L.P. ("Omega"), Provident Financial Group, Inc. ("Provident"), Travelers Casualty and Surety Company ("Travelers I"), The Travelers Insurance Company ("Travelers II"), The Travelers Life and Annuity Company ("Travelers III") and The Phoenix Insurance Company (together with Travelers I, Travelers II, and Travelers III, the "Travelers Group", and Sentinel II, Omega, Provident and the Travelers Group shall be referred to as the "Investors") and NPC Restaurant Holdings, Inc., a Delaware corporation ("Holdings"). Capitalized terms used herein but not otherwise defined have the meaning set forth in Section 1. The parties hereto (other than the Company), their Permitted Transferees and any other person who becomes a party hereto are collectively referred to as the "Stockholders" and individually as a "Stockholder."

          WHEREAS, each of the Stockholders has purchased from the Company, or otherwise own, certain shares of the common stock of the Company, par value $0.01 per share (the "Common Stock"), pursuant to the terms and conditions of the Recapitalization Agreement;

          WHEREAS, it is a condition precedent to the obligations of the Investors and Holdings under the Recapitalization
Agreement that each of the parties hereto enter into this Agreement; and

          WHEREAS, the Company and the Stockholders desire to enter into this Agreement for the purposes, among others, of
(i) establishing the composition of the Board, (ii) assuring continuity in the management and ownership of the Company and
(iii) limiting the manner and terms by which the Company Shares may be transferred.

          NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
                    1. Definitions. As used herein, the following terms shall have the following meanings:

          "Affiliate" shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

          "Approved Sale" means the sale of the Company, in a single transaction or a series of related transactions, to a third party (which is not an Affiliate of the Approving Stockholders) (a) pursuant to which such third party proposes to acquire all or substantially all of the outstanding Common Stock (whether by merger, consolidation, recapitalization, reorganization, purchase of the outstanding Common Stock or otherwise) or all or substantially all of the consolidated assets of the Company, (b) which has been approved by both the Board and the holders of a majority of the outstanding Sentinel Stockholder Shares (the "Approving Stockholders"), and (c) pursuant to which all holders of Common Stock receive with respect thereto (whether in such transaction or, with respect to an asset sale, upon a subsequent liquidation) the same form and amount of consideration per share of Common Stock or, if any holders are given an option as to the form and amount of consideration to be received, all holders are given the same option.

          "Board" means the Company's board of directors.

          "Business Day" means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in the State of New York or City of New York.

          "Bylaws" means the Amended and Restated Bylaws of the Company, which will be adopted and become effective on the date hereof, and subsequent amendments thereto.

          "Certificate of Incorporation" means the Amended and Restated Certificate of Incorporation of the Company, which will be adopted and become effective on the date hereof, and any subsequent amendments thereto.

          "Common Stock" has the meaning given thereto in the recitals hereof.

          "Company Shares" means all issued and outstanding shares of capital stock of the Company and all rights to acquire capital stock of the Company and all stock appreciation, phantom stock, profit, participation and similar rights with respect to the Company's capital stock of whatever nature.

          "Family Group" means, with respect to an individual Stockholder, such Stockholder's spouse and descendants (whether natural or adopted) and any trust solely for the benefit of such Stockholder and/or such Stockholder's spouse, their respective ancestors and/or descendants (whether natural or adopted).

          "GAAP" means United States generally accepted accounting principles, as in effect from time to time and as adopted by the Company with the consent of its independent public accountants, consistently applied.

          "Governmental Entity" means individually, and
"Government Entities" means collectively, the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any Tribunal, in each case having jurisdiction over the Company or any of its Subsidiaries.

          "Holders" means all Stockholders and any other holders of Company Shares.

          "Other Stockholders" means, with respect to a Stockholder, all Stockholders other than such Stockholder.

          "Permitted Transferees" has the meaning given thereto in Section 4(d).

          "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

          "Pro Rata Share" means, with respect to each Stockholder, the quotient determined by dividing (i) the total number of Stockholder Shares held by such Stockholder, by (ii) the total number of Stockholder Shares held by all Stockholders.

          "Public Sale" means any sale of Company Shares to the public pursuant to an offering registered under the Securities Act or to the public effected through a broker, dealer or market maker pursuant to the provisions of Rule 144 under the Securities Act.

          "Qualified Public Offering" means the sale, in an underwritten public offering registered under the Securities Act, of shares of the Company's Common Stock providing aggregate gross proceeds (before deducting under-writing discounts and expenses) to the Company and any selling Stockholders of at least $50 million and at an offering price which represents a common equity valuation of the Company's Common Stock outstanding immediately prior to the issuance of Common Stock in connection with such offering of at least $120 million.

          "Recapitalization Agreement" means the Recapitalization Agreement by and among the Company, NPC International, Inc., Holdings and Sentinel, dated as of April 24, 1998, as amended, with certain rights and obligations assigned to Sentinel II, Omega, Provident and the Travelers Group.

          "Registration Rights Agreement" means that Registration
Rights Agreement by and among the parties hereto, dated as of the date hereof.

          "SEC" means the Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended from time to time.

          "Sentinel Stockholder Shares" means all Stockholder
Shares issued or issuable to Sentinel or Sentinel II and their Affiliates or otherwise acquired by such Persons.

          "Stockholder Shares" means (i) any Common Stock held by the Stockholders, and (ii) any equity securities of the Company issued or issuable directly or indirectly with respect to the securities referred to in clause (i) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization; provided that Stockholder Shares shall not include (a) shares of Common Stock issued pursuant to the conversion or exercise of any options, warrants or other convertible securities or (b) any equity securities of the Company issued or issuable with respect to the securities referred to in clause (a) above in connection with a combination or split of shares, recapitalization, merger, consolidation or other reorganization. As to any particular shares constituting Stockholder Shares, such shares will cease to be Stockholder Shares when they have been sold in a Public Sale, an Approved Sale, or upon the consummation of a Qualified Public Offering.

          "Stock Option Plan" means the Roma Restaurant Holdings,
Inc. 1998 Stock Option Plan, as in effect from time to time.

          "Subsidiary" means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or a general partner of such partnership, association or other business entity.

          "Transaction Documents" means the following agreements, all of which are dated as of the date hereof, as amended from time to time: this Agreement, the Recapitalization Agreement (including the Schedules thereto), the Registration Rights Agreement, and the Transitional Financial and Accounting Services Agreement.

          "Transitional Financial and Accounting Services
Agreement" means that Transitional Financial and Accounting
Services Agreement by and among the Company and NPC Management, Inc., dated as of the date hereof.

          "Tribunal" means any government, arbitration panel, court or governmental department, commission, board, bureau, agency or instrumentality of the United States of America or any state, province, commonwealth, nation, territory, possession, county, parish, town, township, village, municipality or other Government Entity, whether now or hereafter constituted and/or existing.

          2.   Board of Directors.

          (a) Until the provisions of this Section 2 cease to be effective, to the extent permitted by law, each Stockholder shall vote all voting securities of the Company over which such Stockholder has voting control, and shall take all other necessary or desirable actions within such Stockholder's control (whether in such Stockholder's capacity as a stockholder, director, member of a board committee or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary and desirable actions within its control (including, without limitation, calling special Board and stockholder meetings), so that:

                   (i) the authorized number of directors on the Board shall be established at between 5 and 11 persons and that the following persons shall be elected to the Board:

                   (A) up to 9 persons (depending on the current authorized size of the board) designated by Sentinel II, who shall initially include John F. McCormack, Eric D. Bommer, Michael J. Myers and Robert B. Page;

                   (B) 1 person designated by Sentinel, who shall initially be David S. Lobel;

                   (C) so long as Holdings holds 5% or more of the outstanding Common Stock or Holdings has not transferred more than 50% of the Common Stock it holds immediately after consummation of the transactions contemplated by the Recapitalization Agreement, 1 person designated by Holdings, who shall initially be James K. Schwartz (the "Holdings Director");

                  (ii) the composition of the board of directors of each of the Company's Subsidiaries (a "Sub Board") shall be determined by a majority of the entire Board;

                 (iii) the Board shall, and each Sub Board may, create a Compensation Committee and an Audit Committee;

                  (iv) all committees of the Board or a Sub Board (other than the Compensation Committee and Audit Committee) shall be created only upon the approval of a majority of the voting power of the Board and the composition of all committees shall consist of such persons as a majority of the voting power of the Board determines, provided that as long as Holdings shall be entitled to designate a director of the Company pursuant to clause (i)(B) above, each committee of the Board shall include the Holdings Director;

                   (v) directors shall be removed from the Board, a Sub Board or any committee thereof (without cause) at the written request of the Stockholder or Stockholders which have the right to designate such directors hereunder, but only upon such written request and under no other circumstances, except as required by law; and

                  (vi) in the event that any representative designated hereunder for any reason ceases to serve as a member of the Board or a Sub Board or any committee thereof during such representative's term of office, the resulting vacancy on the Board or such Sub Board or committee shall be filled by a representative designated by the Stockholder or Stockholders who designated the departing director.

          (b) The Company shall pay the reasonable out-of-pocket expenses incurred by each director in connection with attending the meetings of the Board or any Sub Board and any committee thereof. In addition, the Company shall pay such additional reasonable compensation to directors who are not employees of the Company or any of its Subsidiaries, as the Board so determines.

          (c) The provisions of this Section 2 shall terminate automatically and be of no further force and effect upon the consummation of a Qualified Public Offering.

          (d) If any party fails to designate a representative to fill a directorship pursuant to the terms of this Section 2, the election of a Person to such directorship shall be accomplished in accordance with the Bylaws, the Certificate of Incorporation and applicable law. In the event that any provision of the Company's Bylaws or certificate of incorporation is inconsistent with any provision of this Section 2, the Stockholders shall take such action as may be necessary to amend any such provision in the Bylaws or the Certificate of Incorporation to remedy such inconsistency.

          3. Conflicting Agreements. Each Stockholder represents that such Stockholder has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement, and no holder of Company Shares shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement.

          4.   Restrictions on Transfer of Company Shares.

          (a) Transfer of Company Shares. No Holder shall sell, transfer, assign, pledge or otherwise dispose (a "Transfer") of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest in such Holder's Company Shares except (i) if such Transfer does not, in the discretion of the Company's independent auditors, adversely effect the recapitalization accounting treatment of the transactions to be consummated as contemplated by the Recapitalization Agreement and (ii) pursuant to the provisions of this Section 4 or Section 5, or in a Public Sale; provided that in no event shall Holdings be permitted to Transfer more than 50% of the number of shares (as adjusted for any splits, consolidations or other similar transactions) of any class of Company Shares held by it immediately following the consummation of the transactions contemplated by the Recapitalization Agreement until the one year anniversary of the date hereof.

          (b) Tag Along Rights. Subject to Sections 4(a), 4(c) and 4(e), at least 15 days prior to any Transfer of more than 50% of the outstanding Company Shares by Sentinel and/or Sentinel II (the "Transferring Stockholders"), the Transferring Stockholders shall deliver a written notice (the "Sale Notice") to the Company and the Other Stockholders, specifying in reasonable detail the identity of the prospective transferee(s) and the terms and conditions of the Transfer. The Other Stockholders may elect to participate in the contemplated Transfer by delivering written notice to the Transferring Stockholders within 10 days after delivery of the Sale Notice. If any Other Stockholders have elected to participate in such Transfer, each of the Transferring Stockholders and such Other Stockholders shall be entitled to sell in the contemplated Transfer, at the same price and on the same terms, a number of Company Shares of any series or class equal to the product of (i) the quotient determined by dividing the number of Stockholder Shares of such series or class owned by such Stockholder by the aggregate number of Stockholder Shares of such series or class owned by the Stockholders participating in such Transfer and (ii) the aggregate number of Company Shares of such series or class to be sold in the contemplated Transfer.

          (c)  First Refusal Rights.

                   (i) Subject to Sections 4(a), 4(b), 4(d) and 4(e), at least 60 days prior to any sale of Company Shares by any Stockholder (other than Sentinel or Sentinel II) or any of their Permitted Transferees, such Person making such sale
     (the "Offering Stockholder") shall deliver a written notice
     (the "Transfer Notice") to the Company and the Other
     Stockholders specifying in reasonable detail the number of shares proposed to be sold (the "Transfer Stock"), the proposed purchase price (which shall be payable solely in cash) and the other terms and conditions of the sale and enclosing therewith a true and complete copy of a written offer, letter of intent or other written document signed by the prospective transferee setting forth the proposed terms and conditions of the sale. The Company (or its designee(s)) may elect to purchase all (but not less than all) of the Transfer Stock, upon the same terms and conditions as those set forth in the Transfer Notice, by delivering a written notice of such election to the Stockholders within 20 days after the Transfer Notice has been delivered to the Company.

                  (ii) If the Company and its designee(s) have not elected to purchase all of the Transfer Stock, Sentinel II
     (or designee(s)) may elect to purchase, upon the same terms and conditions as those set forth in the Transfer Notice, all or some of the number (the "Sentinel Portion") of shares of Transfer Stock equal to the product of (A) Sentinel II's
     Pro Rata Share (provided that the determination of Pro Rata Share shall be made without regard to any Stockholder Shares held by the Offering Stockholder), multiplied by (B) the number of shares of Transfer Stock, by giving written notice of such election to the Stockholders within 30 days after the Transfer Notice has been delivered to Sentinel II (the "Sentinel Option Period"). The quotient, determined by dividing (x) the number of shares of Transfer Stock elected to be purchased by Sentinel II by (y) the Sentinel Portion, shall be referred to as the "Sentinel Ratio".

                 (iii) If Sentinel II has elected to purchase any shares of Transfer Stock, each Other Stockholder shall have the right to elect to purchase, upon the same terms and conditions as those set forth in the Transfer Notice, all or some of a number of shares of Transfer Stock equal to the product of (A) the Sentinel Ratio, (B) such Stockholder's
     Pro Rata Share (provided that the determination of Pro Rata
     Share shall be made without regard to any Stockholder Shares held by the Offering Stockholder) and (C) the number of shares of Transfer Stock, by giving written notice of such election to the Other Stockholders within 10 days after the Sentinel Option Period (the "Stockholder Option Period").
     Those Other Stockholders electing to purchase shares of Transfer Stock shall be referred to as "Electing
     Stockholders".

                  (iv) If Sentinel II has elected to purchase any shares of Transfer Stock but Sentinel II and the Electing
     Stockholders have not elected to purchase all the Transfer
     Stock, each of Sentinel II and the Electing Stockholders shall have the right to elect to purchase all (but not less than all) of the shares of Transfer Stock not previously elected to be purchased (the "Excess Stock"), by giving written notice of such election to the Stockholders within 10 days after the Stockholder Option Period. If more than one of Sentinel II and the Electing Stockholders elects to purchase the Excess Stock, the Excess Stock will be sold pro rata to the Stockholders electing to purchase such shares based on the number of Stockholder Shares owned by each such Stockholder.

                   (v) If neither (A) the Company (or its designee(s)) nor (B) Sentinel II (or its designee(s)) and the Other
     Stockholders elects to purchase all of the Transfer Stock specified in the Transfer Notice, then no Stockholder shall be permitted to purchase any of the Transfer Stock and the Offering Stockholder may sell the Transfer Stock at a price and on terms no more favorable to the transferee(s) thereof than specified in the Transfer Notice during the 60-day period immediately following the expiration of the Stockholder Option Period. Any Transfer Stock not transferred within such 60-day period will be subject to the provisions of this Section 4(c) upon any subsequent proposed sale.

          (d) Approval Rights. Notwithstanding anything herein to the contrary, if pursuant to Section 4(c)(v) Holdings or any of its Permitted Transferees (the "Holdings Seller") has the right to Transfer the Transfer Stock to Persons other than the Company or the Stockholders, then the Company shall have the right to approve or disapprove of the prospective transferee(s) within 10 days of the Holdings Seller giving notice to the Company of the identities of such prospective transferee(s); provided that the Company shall only disapprove of a prospective transferee on a good faith basis. If the Company approves the prospective transferee(s) then the Holdings Seller shall have the right to Transfer the Transfer Stock to such transferee(s) as provided in Section 4(c)(v). If the Company disapproves of the prospective transferee(s), then (i) the Holdings Seller shall have the right to Transfer the Transfer Stock to such transferee(s) as provided in Section 4(c)(v) provided that the joinder(s) to this Agreement that are required to be executed by such transferee(s) pursuant to Section 10 (b) shall be amended to expressly provide that such transferee(s) shall not be deemed "Stockholders" nor their securities "Stockholder Shares" for the purposes of this Agreement, (ii) if the Holdings Seller does not Transfer the Transfer Stock to the disapproved transferee(s) then the Company shall use reasonable efforts (at the expense of the Holdings Seller) to assist the Holdings Seller in the Transfer of the Transfer Stock to such Person(s) as the Company approves within the 90-day period immediately following the expiration of the applicable Stockholder Option Period.

          (e) Permitted Transfers. The restrictions contained in Sections 4(a), 4(b) and 4(c) shall not apply with respect to
(A) the pledge of Company Shares made by the Stockholders pursuant to Section 7 and (B) any Transfer of Company Shares by any Stockholder (i) in the case of an individual Stockholder, pursuant to applicable laws of descent and distribution or to any member of such Stockholder's Family Group, (ii) in the case of an Investor, (x) among its Affiliates, partners, employees and consultants or other Persons acceptable to the Company, (y) to any employee, prospective employee, director or prospective director of the Company or any Affiliate of the Company or (z) to any former or prospective employee, director or prospective director of such entity or any Affiliate of such entity, and
(iii) in the case of Holdings or any other Stockholder which is not an individual, among its respective Affiliates, partners, employees and consultants, or to any former or prospective employee, director or prospective director of such entity or any Affiliate of such entity; provided, that the restrictions contained in Sections 4(a), 4(b) and 4(c) shall continue to be applicable to such Company Shares after any such Transfer; and provided further, that the transferees of such Company Shares shall have agreed in writing to be bound by the provisions of this Agreement which affect the Company Shares so transferred by executing a Joinder Agreement in the form substantially attached hereto as Exhibit A. All transferees permitted under this
Section 4(d) are collectively referred to herein as "Permitted
Transferees."

          (f) Assistance Rights. Notwithstanding anything to the contrary herein, to the extent a sale of Company Shares by Holdings is not prohibited by Section 4(a), at the request of Holdings, the Company shall use reasonable efforts (at the expense of Holdings) to assist Holdings in the Transfer of its Company Shares to a Person acceptable to the Company; provided that no such assistance shall be deemed a waiver of any of the Company's rights hereunder including, without limitation, its rights contained in Section 4(c).

          (g) Termination of Restrictions. The restrictions set forth in this Section 4 shall continue with respect to each Company Share until the earlier of (i) the Transfer of such Company Share in a Public Sale or an Approved Sale, or (ii) the consummation of a Qualified Public Offering.

          5.   Sale of the Company.

          (a)  In the event that an Approved Sale is proposed (a
"Proposed Sale"):

                   (i) The Company shall provide a written notice (the "Approved Sale Notice") of such Proposed Sale to each of the Holders not later than the twentieth (20th) Business Day prior to the consummation of the Proposed Sale. The
     Approved Sale Notice shall contain written notice of the Proposed Sale, setting forth the consideration to be paid by the third party or parties and the other material terms and conditions of the Proposed Sale.

                  (ii) Anything herein to the contrary notwithstanding, neither the Company nor the holders of Sentinel Stockholder
     Shares shall have any obligation to any Holder to sell or otherwise dispose of the Company Shares of any Holder pursuant to this Section 5 or as a result of any decision by the Company or the holders of Sentinel Stockholder Shares, as applicable, not to accept or consummate any proposed sale of the Company or securities of the Company (it being understood that any and all such decisions shall be made by the Company or the holders of Sentinel Stockholder Shares, as applicable, in such person's sole discretion). No Holder shall be entitled to make any sale of Company Shares directly to any third party pursuant to an Approved Sale (it being understood that all such sales shall be made only on the terms and pursuant to the procedures set forth in this
     Section 5).

          (b)  In the event of an Approved Sale, each Holder will
(i) consent to and raise no objections against the Approved Sale or the process pursuant to which the Approved Sale was arranged,
(ii) waive any dissenter's rights and other similar rights, and
(iii) if the Approved Sale is structured as a sale of securities, each Holder will agree to sell its Company Shares on the terms and conditions of the Approved Sale. Each Holder will take all necessary and desirable actions as directed by the Board and the Approving Stockholders in connection with the consummation of any Approved Sale, including without limitation executing the applicable purchase agreement and granting identical indemnification rights. Each Holder shall be required to make indemnification payments in connection with any Approved Sale only to the extent that the amount required to be paid by such Holder is proportionate to the proportion of the total consideration received by all Holders, compared to the consideration actually received by such Holder.

          (c) All Holders will bear their pro rata share (based upon the number of shares sold) of the reasonable costs of any sale of Company Shares pursuant to an Approved Sale to the extent such costs are incurred for the benefit of all selling Holders and are not otherwise paid by the Company or the acquiring party. Costs incurred by any Holder on its own behalf will not be considered costs of the transaction hereunder.

          (d) This Section 5 shall automatically terminate upon the consummation of a Qualified Public Offering.

          6. Stockholders' Rights of First Refusal on Company's Issuance of Equity Equivalents. (a) If at any time the Company wishes to issue any equity securities or any options, warrants or other rights to acquire equity securities (collectively, the "Equity Equivalents") to any Person or Persons (other than pursuant to the Stock Option Plan), the Company shall promptly deliver a notice of intention to sell (the "Company's Notice of Intention to Sell") to each Stockholder setting forth a description of the Equity Equivalents to be sold and the proposed purchase price and terms of sale. Upon receipt of the Company's
Notice of Intention to Sell, Sentinel II shall have the right to elect to purchase, at the price and on the terms stated in the Company's Notice of Intention to Sell, all or some of the number
(the "Pro-Rata Sentinel Portion") of Equity Equivalents equal to the product of (x) Sentinel II's Pro Rata Share, multiplied by
(y) the number of Equity Equivalents to be issued. Such election is to be made by Sentinel II by written notice to the Company and the Other Stockholders within 20 days after receipt by Sentinel
II of the Company's Notice of Intention to Sell (the "Acceptance Period"). The quotient, determined by dividing (A) the number of Equity Equivalents elected to be purchased by Sentinel II by
(B) the Pro-Rata Sentinel Portion, shall be referred to as the "Sentinel Percentage". If Sentinel II has elected to purchase any of the Equity Equivalents, each Other Stockholder shall have the right to elect to purchase, at the price and on the terms stated in the Company's Notice of Intention to Sell, all or some of a number of the Equity Equivalents equal to the product of
(m) the Sentinel Percentage, (n) such Stockholder's Pro Rata
Share and (o) the number of Equity Equivalents to be issued, by written notice to the Company and the Other Stockholders within 10 days after the Acceptance Period. In the event that the Equity Equivalents to be issued at any time as contemplated by this
Section 6 are either voting securities of the Company or securities which are convertible, exercisable or otherwise exchangeable for voting securities of the Company and for any reason one or more of the Stockholders determines in its sole discretion that it would be detrimental to such Stockholder or its affiliates to purchase such securities as provided for hereby, then the Company shall make available to any such Stockholder an amount of alternative securities equal to the amount of such Equity Equivalents as such Stockholder is entitled to purchase pursuant to the terms hereof which are identical to such Equity Equivalents in all respects except for the fact that such alternate securities shall be non-voting securities or convertible, exercisable or otherwise exchangeable for non-voting securities (the "Alternative Securities").

          (b) If effective acceptance shall not be received pursuant to paragraph (a) above in respect of all the Equity Equivalents or Alternative Securities, then the Company may, at its election, during a period of one hundred and twenty (120) days following the expiration of the Acceptance Period, sell and issue the remaining Equity Equivalents to another Person at a price and upon terms no more favorable to such person than those stated in the Company's Notice of Intention to Sell; provided, however, that failure by a Stockholder to exercise its option to purchase with respect to one offering, sale and issuance of Equity Equivalents shall not affect its option to purchase Equity Equivalents or rights to acquire Equity Equivalents in any subsequent offering, sale and purchase. In the event the Company has not sold the Equity Equivalents, or entered into a binding agreement to sell the Equity Equivalents, within such one hundred and twenty (120) day period, the Company shall not thereafter issue or sell any Equity Equivalents without first offering such securities to each Stockholder in the manner provided in
Section 6(a) hereof.

          (c) If a Stockholder gives the Company notice, pursuant to the provisions of this Section 6, that such Stockholder desires to purchase any of the Equity Equivalents or Alternative Securities, payment therefor shall be by check or wire transfer, against delivery of the securities at the executive offices of the Company within ten (10) days after giving the Company such notice, or, if later, the closing date as mutually agreed between the Company and such Stockholder for the sale of such Equity Equivalents or Alternative Securities. In the event that any such proposed issuance is for a consideration other than cash, such Stockholders will be entitled to pay cash for each share or other unit, in lieu of such other consideration, in the amount determined in good faith by the Board to constitute the fair value of such consideration other than cash to be paid per share or other unit.

          (d)  The right of first refusal contained in this
Section 6 shall not apply to (i) the issuance of shares of Common Stock as a stock dividend or upon any subdivision or stock split of the outstanding shares of Common Stock; (ii) the issuance of shares of Common Stock upon conversion of any shares of convertible securities; (iii) the issuance of shares of Common Stock, or the grant of options, warrants or rights to subscribe for shares of Common Stock, to officers, directors and other employees of the Company and to consultants to the Company pursuant to stock options that are issued pursuant to the Stock Option Plan or such other options that are granted to such persons and that are approved by a majority of the entire Board (in each case, as such number of shares may be adjusted from time to time in accordance with the terms of the Stock Option Plan or agreements evidencing grants thereunder); or (iv) the issuance of Common Stock pursuant to any under-written public offering.

          (e) The Company and each Stockholder represents and warrants that it is not a party to any agreement other than this Agreement with any persons relating to any right of first refusal or preemptive right upon issuances of Equity Equivalents.

          (f) This Section 6 shall automatically terminate upon the consummation of a Qualified Public Offering.

          7. Covenant to Pledge. Each Stockholder (other than Holdings) agrees that, at the request of Sentinel, they shall pledge their Company Shares to a financial institution designated by Sentinel, to the same proportionate extent that Sentinel pledges its Company Shares to such institution pursuant to debt facilities entered into by the Company.

          8. Legend. In addition to any legend required by any other Transaction Document, each certificate evidencing Company Shares and each certificate issued in exchange for or upon the transfer of any Company Shares (if such shares remain Company Shares as defined herein after such transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

          "THE SECURITIES REPRESENTED BY THIS
          CERTIFICATE WERE ORIGINALLY ISSUED ON
          ______________, AND HAVE NOT BEEN REGISTERED
          UNDER THE SECURITIES ACT OF 1933, AS AMENDED.
          THE TRANSFER OF THE SECURITIES REPRESENTED BY
          THIS CERTIFICATE IS SUBJECT TO A STOCKHOLDERS
          AGREEMENT DATED AS OF JULY 1, 1998, BY AND
          AMONG THE ISSUER OF SUCH SECURITIES (THE
          "COMPANY") AND CERTAIN OF THE COMPANY'S
          STOCKHOLDERS.  A COPY OF SUCH STOCKHOLDERS
          AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY
          THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN
          REQUEST."

The Company shall imprint such legend on certificates evidencing
Company Shares outstanding prior to the date hereof. The legend set forth above shall be removed from the certificates evidencing any shares which cease to be Company Shares.

          9. Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any Company Shares in violation of any provision of this Agreement shall be null and void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Company Shares as the owner of such shares for any purpose.

          10.  Transfer of Company Shares.

          (a)  Company Shares are transferable only pursuant to
(i) public offerings registered under the Securities Act,
(ii) subject to the provisions of Section 4 and Section 5 above, Rule 144 or Rule 144A (or any similar rule or rules then in effect) of the SEC if such rule is available, and (iii) subject to Section 4, Section 5 and Section 10(b) below, any other legally available means of Transfer.

          (b)  In connection with the Transfer of any Company
Shares other than a Transfer described in clause (i) or (ii) of
Section 10(a) above or a Transfer to a Permitted Transferee, the holder thereof shall deliver written notice to the Company describing in reasonable detail the Transfer or proposed
Transfer, together with an opinion of counsel reasonably acceptable to the Company to the effect that such Transfer of Company Shares may be effected without registration of such Company Shares under the Securities Act. No Transfer or issuance of any Company Shares shall be permitted unless and until the prospective transferee agrees to become a party to this Agreement and be bound by all the terms and conditions hereof by executing and delivering to the Company, a joinder to this Agreement in the form attached hereto as Exhibit A (the "Joinder Agreement") or, if applicable, in the form of the Joinder Agreement as amended as provided in Section 4(d).

          (c) Upon the request of a holder of Company Shares, the Company shall promptly supply to such Person or its prospective transferees all information regarding the Company required to be delivered in connection with a Transfer pursuant to Rule 144A (or any similar rule or rules then in effect) of the SEC.

          11.  Financial Statements and Other Information.  The
Company shall deliver to each Stockholder who holds at least 5% of the Stockholder Shares (except the information described in clause (b) below shall be delivered to all Stockholders):

               (a) within 30 days after the end of each month (or equivalent fiscal period of the Company), a copy of the unaudited consolidated balance sheets of the Company as of the end of such month (or equivalent fiscal period of the Company) and the related consolidated statements of income and statements of cash flows and changes in stockholders equity for such month (or equivalent fiscal period of the Company) and for the portion of the fiscal year ending as of the end of such month (or equivalent fiscal period of the Company), all in reasonable detail and prepared in accordance with GAAP, consistently applied (subject to normal year-end adjustments and the exclusion of such footnotes as may be required in accordance with GAAP, consistently applied), accompanied by comparisons to the Company's annual budget and to the corresponding periods in the preceding fiscal year, including a management discussion and analysis of such financial statements and comparisons;

               (b) within 90 days after the close of each fiscal year, a copy of the audited consolidated financial statements of the Company, consisting of consolidated balance sheets as of the end of such fiscal year and consolidated statements of income and statements of cash flows and changes in stockholders' equity for such fiscal year, setting forth in comparative form in each case the consolidated figures for the previous fiscal year-end, which financial statements shall be prepared in accordance with GAAP, consistently applied, certified without qualification by a "big-six" accounting firm selected by the Company, accompanied by
(a) a management discussion and analysis of such financial statements and comparisons, and (b) such firm's annual management letter to the Board;

               (c) not less than 30 days following the beginning of each fiscal year, projected consolidated statements of cash flows and changes in stockholders equity of the Company and its Subsidiaries including summary details of cash disbursements (including capital expenditures) and a summary of Indebtedness (as defined in the Recapitalization Agreement) in each case for such ensuing fiscal year, on a monthly basis;

               (d) promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Tribunal or other Government Entity affecting the Company or any of its Subsidiaries which, if determined adversely to any Person, could have a Material Adverse Effect (as defined in the Recapitalization Agreement);

               (e) promptly after the sending or filing thereof, copies of all regular, periodic or special reports, and all registration statements, which the Company files with the SEC or any national securities exchange or securities market;

               (f) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of indebtedness pursuant to the terms of any indenture, loan or credit or similar agreement, and not otherwise required to be furnished pursuant to any other paragraph of this Section 11; and

               (g)  such other information respecting the
Company's, or its Subsidiaries' business, financial condition or prospects as any Stockholder may, from time to time, reasonably request in writing.

     Provided that the obligations of the Company contained in this Section 11 (other than those obligations contained in clause
(e) above) shall continue until the earlier of the consummation of a Public Sale, Approved Sale, or a Qualified Public Offering.

          12. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or the Stockholders unless such modification, amendment or waiver is approved in writing by the Company and the holders of not less than 51% of the Stockholder Shares, respectively. Notwithstanding anything to the contrary, no modification, amendment or waiver or any provision of this Agreement that adversely affects the rights or obligations of any Stockholder relative to the rights and obligations of the Other Stockholders hereunder shall be effective against such Stockholder unless approved in writing by such Stockholder. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

          13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

          14. Entire Agreement. Except as otherwise expressly set forth herein, this document and the other Transaction Documents embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

          15. Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Stockholders and any subsequent holders of Company Shares and the respective permitted successors and assigns of each of them, so long as they hold Company Shares.

          16. Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

          17. Remedies. The parties hereto shall be entitled to enforce their rights under this Agreement specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company, and may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

          18.  Notices.  All notices, demands or other
communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given at such time as (i) actually received, when delivered personally, (ii) mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or (iii) sent via facsimile to the recipient accompanied by a certified or registered mailing. Such notices, demands and other communications will be sent to the Company and the Stockholders at the address set forth below or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

          To the Company:

               Roma Restaurant Holdings, Inc.
               c/o Romacorp, Inc.
               9304 Forest Lane, Suite 200
               Dallas, TX 75243
               Attention: Robert Page
               Facsimile: (214) 343-7725

          With copies (which shall not constitute notice to the Company) to:

               Sentinel Capital Partners, L.P.
               777 Third Avenue, 32nd Floor
               New York, NY 10017
               Attention: David S. Lobel
                         John F. McCormack
               Facsimile: (212) 688-6513

               and

               Kirkland & Ellis
               Citicorp Center
               153 East 53rd Street
               New York, NY 10022
               Attention: Frederick Tanne, Esq.
               Facsimile: (212) 446-4900

          To Sentinel or Sentinel II:

               Sentinel Capital Partners, L.P.
               777 Third Avenue, 32nd Floor
               New York, NY 10017
               Attention: David S. Lobel
                       John F. McCormack
                       Eric D. Bommer
               Facsimile: (212) 688-6513

          with a copy (which shall not constitute notice to Sentinel) to:

               Kirkland & Ellis
               Citicorp Center
               153 East 53rd Street
               New York, NY 10022
               Attention: Frederick Tanne, Esq.
               Facsimile: (212) 446-4900

          To Omega:

               Omega Partners, L.P.
               One Palmer Square
               Suite 425
               Princeton, NJ  08542

          To the Travelers Group:




          To Holdings:

               NPC Restaurant Holdings, Inc.
               c/o NPC International, Inc.
               14400 College Blvd., Suite 201
               Lenexa, KS 66215
               Attention: Troy D. Cook
               Facsimile: (913) 327-5849

          With a copy (which shall not constitute notice to Holdings) to:

               John A. Granda, Esq.
               Stinson, Mag & Fizzell, P.C.
               1201 Walnut Street, Suite 2800
               Kansas City, MO 64106
               Facsimile: (816) 691-3495

          19. GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

          20. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.


                        *   *   *   *   *

          IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date first above written.

                              ROMA RESTAURANT HOLDINGS, INC.


                              By:___________________________
                              Name:
                              Title:


                              SENTINEL CAPITAL PARTNERS, L.P.

                              By   Sentinel Partners, L.P.
                              Its: General Partner

                              By:  Sentinel Partners, Inc.
                              Its: General Partner


                              By:__________________________
                              Name:
                              Title:


                              SENTINEL CAPITAL PARTNERS II, L.P.

                              By   Sentinel Partners II, L.P.
                              Its: General Partner

                              By:  Sentinel Partners II, Inc.
                              Its: General Partner


                              By:_____________________________
                              Name:
                              Title:


                              OMEGA PARTNERS, L.P.



                              By:______________________________
                              Name:     Michael J. Myers
                              Title:    General Partner


                              PROVIDENT FINANCIAL GROUP, INC.



                              By:______________________________
                              Name:
                              Title:


                              TRAVELERS CASUALTY AND SURETY
                              COMPANY


                              By: _______________________________
                              Name:
                              Title:


                              THE TRAVELERS INSURANCE COMPANY


                              By:  ___________________________________
                              Name:
                              Title:


                              THE TRAVELERS LIFE AND ANNUITY
                              COMPANY


                              By:  __________________________________
                              Name:
                              Title:


                              THE PHOENIX INSURANCE COMPANY


                              By:  __________________________________
                              Name:
                              Title:

                              NPC RESTAURANT HOLDINGS, INC.


                              By:  ___________________________________
                              Name:
                              Title:

                            EXHIBIT A

                        FORM OF JOINDER TO
                      STOCKHOLDERS AGREEMENT

          THIS JOINDER to the Stockholders Agreement, dated as of ___________, 199_ by and among Roma Restaurant Holdings, Inc., a Delaware corporation (the "Company"), and certain stockholders of the Company (the "Agreement"), is made and entered into as of _________ by and between the Company and _________________
("Holder"). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

          WHEREAS, Holder has acquired certain shares of Common Stock ("Holder Stock"), and the Agreement and the Company requires Holder, as a holder of Common Stock, to become a party to the Agreement, and Holder agrees to do so in accordance with the terms hereof.

          NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

          1. Agreement to be Bound. Holder hereby agrees that upon execution of this Joinder, it shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed a Stockholder for all purposes thereof. In addition, Holder hereby agrees that all Common Stock held by Holder shall be deemed Company Shares for all purposes of the Agreement.

          2. Successors and Assigns. Except as otherwise provided herein, this Joinder shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and Holder and any subsequent holders of Holder Stock and the respective successors and assigns of each of them, so long as they hold any shares of Holder Stock.

          3. Counterparts. This Joinder may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

          4.  Notices.  For purposes of Section 18 of the
Agreement, all notices, demands or other communications to the Holder shall be directed to:

                    [Name]
                    [Address]
                    [Facsimile Number]

          5.  GOVERNING LAW.   ALL QUESTIONS CONCERNING THE
CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS JOINDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF

DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE
APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE
OF DELAWARE.

          6. Descriptive Headings. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

                        *   *   *   *   *

          IN WITNESS WHEREOF, the parties hereto have executed this Joinder as of the date first above written.

                          ROMA RESTAURANT HOLDINGS, INC.

                          By:________________________________
                          Name:
                          Title:


                          [HOLDER]


                          By:_________________________________

                                                        EXHIBIT B
                          Schedule 1.4.1
                       Adjustment Statement


                                                  Closing Date

Current Assets (1):
     1.   Cash                                    $ ________
     2.   Net Accounts Receivable                   ________
     3.   Inventory                                 ________
     4.   Prepaid Expenses (excluding net
          pre-opening costs)                        ________
     5.   An amount equal $28,055.56 for each
          full day that the Closing Date is later
          than the Effective Date                   ________
     6.   Total Current Assets (the sum of 1, 2,
          3, 4 and 5)                             $ ________

Current Liabilities (1):
     7.   Trade Accounts Payable                  $ ________
     8.   Checks in Excess of Cash Balances         ________
     9.   Accrued Expenses                          ________
     10.  Total Current Liabilities (the sum of
          7, 8 and 9)                             $ ________

Adjustment Amount:
     11.  If (6 minus 10) is greater than $____ (2),
          total cash due NPC Group is equal to
          the difference between (6 minus 10)
          and $__________ (2)                     $ ________
     12.  If (6 minus 10) is less than $____ (2),
               total cash due Investor is equal
               to the difference between $______
               (2) and (6 minus 10)               $ ________




(1) Excluding the closure reserve and health and worker's compensation reserves, intercompany receivables and payables to and from NPC Group and the Company.

(2)  This blank shall be completed by inserting the average
     Working Capital at the end of the 12 fiscal month periods prior to Closing.